Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

Vallon Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(0)	(1)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock, $0.0001 par value per share	Rule 457(o)	(1)	(2)	(2)	(1)	(1)
	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(2)	(1)	(1)
	Other	Warrants	Rule 457(o)	(1)	(2)	(2)	(1)	(1)
	Other	Purchase Contracts	Rule 457(o)	(1)	(2)	(2)	(1)	(1)
	Other	Units	Rule 457(o)	(1)	(2)	(2)	(1)	(1)
	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(2)	$75,000,000	0.0000927	$6,952.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$75,000,000		$6,952.50
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$6,952.50

(1)	An indeterminate number of securities or aggregate principal amount, as the case may be, of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, purchase contracts, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $75,000,000. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of debt securities, common stock and preferred stock as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the sale and issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.